Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 14, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Sterling Construction Company, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sterling Construction Company, Inc. on Forms S-8 (File No. 33-83038, effective August 18, 1994, File No. 33-83040, effective August 18, 1994, File No. 333-88224, effective May 14, 2002, File No. 333-88228, effective May 14, 2002, and File No. 333-135666, effective July 10, 2006).
/s/ GRANT THORNTON LLP
Houston, Texas
March 14, 2007